UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2014

Virginia Commerce Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5350 Lee Highway, Arlington, Virginia  22207
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  703.534.0700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see filing General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Virginia Commerce Bancorp, Inc. (the “Company”) completed its merger (the “Merger”) with and into George Mason Bankshares, Inc. (“George Mason”), a subsidiary of United Bankshares, Inc. (“United”), effective as of 5:01 p.m. on January 31, 2014 (the “Effective Time”), pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 2013 (the “Merger Agreement”), by and between the Company and United, as supplemented by the Supplement for Merger Sub Accession to Agreement and Plan of Reorganization dated May 30, 2013 by and among the Company, United and George Mason.  In connection with the Merger Agreement and as a result of the Merger, as of the Effective Time, the Company’s separate corporate existence ceased and George Mason continued as the surviving corporation.  As of the Effective Time, each share of the Company’s common stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.5442 shares of United’s common stock and cash in lieu of fractional shares (the “Merger Consideration”).

Additional information and details of the Merger Agreement were previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2013 (the “Merger Agreement Form 8-K”) and (ii) the Company’s proxy statement (the “Proxy Statement”) originally filed with the SEC on May 29, 2013 as part of United’s Registration Statement on Form S-4 (SEC File No. 333-188919).  Any description of the Merger Agreement is qualified in its entirety by reference to the complete copy of the Merger Agreement which is included as Exhibit 2.1 to the Merger Agreement Form 8-K and as Appendix A to the Proxy Statement and is incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy Continued Listing Rules or Standards; Transfer of Listing.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

In connection with the consummation of the Merger, on January 31, 2014, the Company notified the NASDAQ Stock Market (“NASDAQ”) that, as of the Effective Time, the Company would be merged with and into George Mason and each share of the Company’s common stock outstanding immediately prior to the Effective Time would be converted into the right to receive the Merger Consideration.  Additionally, the Company requested that NASDAQ file with the SEC a notification of removal from listing on Form 25 to deregister the Company’s shares of common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended.  Accordingly, trading of the Company’s common stock on NASDAQ was suspended as of the close of business on January 31, 2014.

Item 3.03.	Material Modifications to Rights of Security Holders.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

As of the Effective Time, holders of the Company’s common stock ceased to have any rights as shareholders of the Company and were entitled only to receive the Merger Consideration.  Additionally, at the Effective Time, each outstanding option (the “Company Stock Option”) to purchase shares of the Company’s common stock, whether vested or unvested, under any and all plans of the Company under which stock options have been granted, vested and was converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of United’s common stock equal to (a) the number of shares of the  Company’s common stock subject to the Company Stock Option multiplied by (b) the exchange ratio of 0.5442.  Restricted shares of the Company’s common stock that were outstanding immediately prior to the Merger converted into shares of United’s common stock at the Effective Time in accordance with the exchange ratio of 0.5442.  Almost all of the restricted shares of the Company’s common stock fully vested upon the consummation of the Merger under the terms of the applicable restricted stock agreements and are freely transferrable.  Those restricted shares of the Company’s common stock that did not fully vest upon the consummation of the Merger were converted into restricted shares of United’s common stock in accordance with the exchange ratio of 0.5442 and will continue to be subject to time-based vesting in accordance with their original vesting schedule.

Item 5.01.	Changes in Control of Registrant.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

On January 31, 2014, pursuant to the terms of the Merger Agreement, the Company merged with and into George Mason, with George Mason continuing as the surviving corporation.  Additionally, subsequent to the Merger, Virginia Commerce Bank, a wholly owned subsidiary of the Company, merged with and into United Bank, a wholly owned subsidiary of United, with United Bank continuing as the surviving entity.

On January 31, 2014, at the Effective Time of the Merger and in accordance with the terms of the Merger Agreement, two former directors of the Company, Peter A. Converse and W. Douglas Fisher, were appointed to the board of directors of United.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

At the Effective Time, the Company’s directors and executive officers ceased serving in such capacities, and, except as described under Item 5.01 of this Current Report on Form 8-K, the directors and executive officers of United prior to the Effective Time continued as the directors and executive officers of United subsequent to the Effective Time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

		By:	/s/ Mark S. Merrill
Mark S. Merrill Executive Vice President, Chief Financial Officer

Dated:	January 31, 2014